Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES NEW CREDIT FACILITY

•    $20 MILLION INITIAL BORROWING BASE PROVIDES FINANCIAL FLEXIBILITY

DENVER— May 25, 2010 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today announced that it has entered into a $200 million senior secured revolving line of credit facility (“the credit facility” or “the credit agreement”) with Wells Fargo Bank, N.A.  The initial borrowing base, reflecting the maximum amount that may be outstanding under the credit facility at any time, is $20 million and is subject to two scheduled and two optional redeterminations each year.  The maturity date of the credit agreement is May 24, 2014.

Loans made under this credit facility are secured by Kodiak’s proved reserves and a pledge of the capital stock of the Company’s direct or indirect subsidiaries, the capital stock of the parent of the borrower and the accounts receivable, inventory, contract rights, and general intangibles of Kodiak and its subsidiaries.

The senior credit facility’s purpose is to provide funds to finance the development of oil and gas assets, to finance acquisitions of oil and gas properties, to provide working capital and for other general corporate purposes.

Interest on borrowings under the credit facility accrues at variable interest rates at either, at Kodiak’s election, a LIBOR rate or an alternate base rate, as defined in the credit agreement.  The LIBOR rate is calculated as LIBOR plus an applicable margin that varies from 2.25% to 3.25% depending on the utilization of the facility.  The applicable margin for loans at the alternate base rate varies from 1.25% to 2.25%.  As part of the credit facility, Kodiak must pay a commitment fee of 0.50% paid per annum based on the unused portion of the credit facility.

For further details regarding the credit facility, please refer to Kodiak’s complete disclosure on Form 8-K to be filed with the Securities and Exchange Commission.

“The new credit agreement is a significant milestone in improving Kodiak’s financial strength,” said James Henderson, Kodiak’s chief financial officer.  “The facility is with Wells Fargo, a bank with excellent liquidity and a reputation as strong oil and gas lender.  Having the facility in place, with its initial $20 million borrowing base, will provide us with balance sheet flexibility.  With a $200 million total facility size, it also has the advantage of being able to grow with Kodiak as we continue to add proven reserves through the drill bit.  Our cash balances, prepaid expenses, operating cash flow from our Bakken oil producers and the cushion provided by the credit facility are all sources which we can draw upon to successfully execute our $60 million 2010 capital expenditure program, the majority of which is development drilling.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, the Company’s expectations regarding the timing and success of its exploration and development plans, the Company’s expectations regarding drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled and the Company’s ability to add to its proven reserves,  the Company’s expectations regarding the amount and allocation of the Company’s anticipated capital expenditures, the Company’s expectations regarding the future production of its oil and gas properties, and the Company’s expectations regarding the amount and sufficiency of future cash flows.. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11